EXHIBIT 10.4

First Amendment to the Equity Office
Second Amended and Restated
Supplemental Retirement Savings Plan
(As Amended and Restated Effective September 1, 2003)

     WHEREAS, Equity Office Properties Trust (the “Company”) has adopted the Equity Office Second Amended and Restated Supplemental Retirement Savings Plan (As Amended and Restated Effective September 1, 2003) (the “Plan”), and has reserved the right to amend the Plan; and

     WHEREAS, the Compensation and Option Committee of the Board of Trustees of the Company (the “COC”) is authorized to amend the Plan, and the COC has approved and adopted this amendment;

     NOW THEREFORE, the Company amends the Plan, effective September 20, 2003, in the following respects:

     1. Paragraph (a)(iii) of Section 4.2 is amended to read as follows:

“A Participant by or for whom a Share Deferral is made with respect to a Restricted Share may also make an election, applicable if the Funding Trustee receives and complies with the Participant’s request to invest the deferred amount in Shares, or receives a request from the COC to invest the deferred amount in Shares, to have all dividends paid on such Shares distributed to the Participant when received by the Funding Trustee; provided that, in the absence of such an election, such dividends shall be credited to the Participant’s Account. An election to have dividends distributed to a Participant must be made on or before December 31 of the calendar year preceding the calendar year in which the dividends are paid and will remain in effect until revoked. An election to have dividends distributed to a Participant may be revoked by the Participant, effective for dividends paid after the calendar year in which the revocation is made.”

     2. Section 7.7 is amended to read as follows:

“Income taxes, Social Security and Medicare taxes and other taxes payable with respect to an Account shall be deducted from such Account. Social Security and Medicare taxes payable with respect to a deferral shall be deducted from the amount deferred. All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld. Except as otherwise provided by the Plan Administrator, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash, (ii) in the case of payments in property other than Shares, the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such property, and (iii) in the case of payments in Shares, the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such Shares, or alternatively, a number of Shares the Fair Market Value (defined below) of which equals the amount required to be withheld may be deducted from the payment; provided, however, that the number of Shares so deducted may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. For the purposes of this Section 7.7, “Fair Market Value” shall mean the reported closing price for Shares on the New York Stock Exchange on the date of determination or, if there is no reported closing price for Shares on such day, on the next preceding day on which any sale of Shares shall have been reported.”

     IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company, this 20th day of September, 2003.

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens

Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

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